UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (date of earliest event reported) — February 15, 2007

ZIFF DAVIS HOLDINGS INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	333-99939 Commission file number	36-4355050 (I.R.S. Employer Identification No.)
28 East 28th Street, New York, New York 10016
(Address of principal executive offices including zip code)
(212) 503-3500
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.
ITEM 3.03 Material Modification of Rights of Security Holders.
SIGNATURE

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.
     On February 15, 2007, Ziff Davis Media Inc. (the “Company”), an indirect wholly-owned subsidiary of Ziff Davis Holdings Inc. (the “Registrant”), the Registrant and the other guarantor parties listed therein and the purchasers (the “Purchasers”) listed therein executed a Note Purchase Agreement (the “Agreement”) related to the issuance to the Purchasers of an aggregate of $20.0 million in principal amount of new Senior Secured Notes due 2012 (the “Notes”). The Company intends to use the net proceeds of the sale of the Notes for general corporate purposes, including payment of interest obligations on its outstanding debt securities.
     The Notes are senior secured obligations of the Company and are guaranteed on a senior unsecured basis by the Registrant and a senior secured basis by the Company’s domestic subsidiaries. Interest on the Notes is equal to the sum of (a) the three month LIBOR, which is reset quarterly, plus 6.5%, which amount is payable in cash, plus (b) 8%, which amount may, at the Company’s election, be paid either in cash or by compounding such interest. Interest is payable in arrears on February 1, May 1, August 1 and November 1 of each year, commencing May 1, 2007, to holders of record on the immediately preceding January 15, April 15, July 15 and October 15, until the maturity date of May 1, 2012, unless earlier redeemed. The Company may redeem the Notes at any time on or after May 1, 2007 at a redemption price (if redeemed during the 12-month period beginning on May 1 of the years indicated) of 103.0% in 2007, 102.0% in 2008, 101.0% in 2009 and 100.0% in 2010 and thereafter. The Company is required to offer to repurchase the Notes and other indebtedness that is pari passu with the Notes, including the Company’s Senior Secured Floating Rate Notes due 2012 (the “Floating Rate Notes”) on a pro rata basis, if it sells assets that constitute collateral generating net cash proceeds in excess of $20.0 million or experiences specific kinds of changes in control.
     The Agreement limits the Company’s and its restricted subsidiaries’ ability to (among other things): (i) incur additional debt and issue certain types of capital stock, (ii) pay dividends and make distributions on its equity and make repurchases of its equity, (iii) make certain investments, (iv) create liens, (v) enter into transactions with affiliates, (vi) merge or consolidate, and (vii) transfer, lease or sell assets. The Agreement also limits the ability of the Registrant to conduct any business other than indirectly owning the capital stock of the Company. These covenants are subject to a number of exceptions.
     The Agreement provides for customary events of default which include (subject in certain cases to certain cure periods and dollar thresholds): nonpayment, breach of covenants in the Agreement, payment defaults or acceleration of other indebtedness, a failure to pay certain judgments and certain events of bankruptcy, insolvency and reorganization. Generally, if an event of default occurs, the holders of at least a majority in principal amount of the then outstanding Notes may declare all of the Notes to be due and payable immediately.
     Subject to specified exceptions and permitted liens, the Notes and guarantees (other than the guarantee of the Registrant) are secured by a first priority security interest in substantially all of the Company’s and the applicable guarantor’s assets pursuant to a First Lien Security Agreement dated as of April 22, 2005 among the Company, the subsidiary guarantors and US

Bank National Association, as Trustee, as supplemented, on an equal and ratable basis with the Floating Rate Notes.
     The offering and sale of the Notes were not registered under the Securities Act of 1933, as amended, and the Notes may not be reoffered or resold in the United States absent registration or an applicable exemption from registration requirements.

ITEM 3.03	Material Modification of Rights of Security Holders.
     In connection with the issuance of the Notes, on February 15, 2007 the Company, the guarantor parties listed therein and Deutsche Bank Trust Company Americas, as trustee (“Trustee”), executed a Third Supplemental Indenture (the “Amendment”) to amend the Indenture, dated as of August 12, 2002 (as amended and supplemented, the “Indenture”), by and among the Company, as issuer, the Guarantors (as named therein) and the Trustee, related to the Company’s Senior Subordinated Compounding Notes due 2009 (the “Compounding Notes”), as follows: clause (1) of the definition of “Permitted Indebtedness” and the definition of “Credit Facility,” each in Section 1.01 of the Indenture, were amended to permit the Company and its Subsidiaries (as defined in the Indenture) to incur an additional $20.0 million in aggregate principal amount of additional indebtedness under a Credit Facility. As noted in Item 2.03 hereof, the Notes are secured, equal and ratably, with the Floating Rate Notes.
     Holders (the “Consenting Holders”) of at least a majority in principal amount of the deemed outstanding Compounding Notes consented to the Amendment. In exchange for providing their consent, the Consenting Holders were paid a consent fee (the “Consent Fee”) equal to $5.00 per $1,000 in principal amount of the Compounding Notes held by them. On February 20, 2007, the Company commenced a consent solicitation (the “Consent Solicitation”) to the Amendment from all other holders of the Compounding Notes. Any holder of Compounding Notes that provides its consent to the Amendment prior to March 5, 2007, will receive the Consent Fee. The Consenting Holders will not be entitled to receive the Consent Fee paid by the Company pursuant to the Consent Solicitation.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ziff Davis Holdings Inc.
By:	/s/ Robert F. Callahan
Robert F. Callahan
Chief Executive Officer

Date: February 22, 2007

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